Exhibit 99.1

[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Second Quarter Leasing Volume of 898,000 Square Feet – Largest in Company History

SAN DIEGO, Calif. – August 6, 2013 – BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust (REIT) that delivers optimal real estate solutions for the life science industry, today announced financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Highlights

•

Executed 20 leasing transactions during the quarter representing approximately 898,000 square feet, contributing to an operating portfolio leased percentage on a weighted-average basis of approximately 90.8% at quarter end, and comprised of:

•	Eight new leases totaling approximately 422,800 square feet, highlighted by:

•

a pre-leased build-to-suit transaction with Regeneron Pharmaceuticals, to construct two new buildings with an initial 15-year lease term totaling approximately 297,000 square feet at The Landmark at Eastview in Tarrytown, New York;

•	a lease expansion with a private biotechnology company for approximately 32,900 square feet at the company’s Pacific Research Center (PRC) in Newark, California; and

•	a new lease with Inovio Pharmaceuticals for 26,500 square feet at the company’s Wateridge Circle property in San Diego, California.

•	Twelve lease renewals totaling approximately 475,300 square feet, highlighted by:

•	a lease extension with Regeneron Pharmaceuticals for approximately 360,500 square feet at The Landmark at Eastview which now extends to July 2029; and

•	a lease expansion and extension with MedImmune, a subsidiary of AstraZeneca, for approximately 24,400 square feet at the company’s Bridgeview Technology Park in Hayward, California.

•

Same property net operating income on a cash basis for the second quarter increased 4.9% versus the same period in 2012, excluding the 180 and 200 Oyster Point properties, for which the company received a $46.5 million lease termination payment in the second quarter of 2013.

•

Core funds from operations (CFFO) was $0.41 per diluted share, as compared to $0.32 per diluted share in the second quarter of 2012. Funds from operations (FFO) calculated in accordance with standards established by NAREIT was $0.40 per diluted share.

•	Adjusted funds from operations (AFFO) for the quarter was $0.37 per diluted share, as compared to $0.33 per diluted share in the second quarter of 2012.

•

Recognition of the remaining portion of the previously announced Elan Corporation lease termination fee increased FFO and CFFO for the second quarter by $13.6 million, or $0.07 per diluted share, and AFFO by $17.7 million, or $0.09 per diluted share.

•

Generated total revenues for the second quarter of approximately $159.6 million, up from approximately $124.8 million in the second quarter of 2012. Rental revenues for the quarter increased to approximately $108.1 million from approximately $95.7 million in the same period in 2012 and were the highest in the company’s history.

•	Reported net income available to common stockholders for the quarter of approximately $14.8 million, or $0.08 per diluted share.

•

Completed the previously announced merger with Wexford Science & Technology, LLC, owner and developer of institutional quality life science real estate for academic and medical research organizations. The aggregate consideration for Wexford Science & Technology was approximately $669.1 million, with a portion of the purchase price paid through the issuance of 5.9 million shares of common stock and operating partnership units.

•

Acquired 320 Charles Street in Cambridge, Massachusetts for approximately $49.5 million, with a portion of the purchase price paid through the issuance of approximately 2.0 million operating partnership units. The approximately 99,500 square foot laboratory and office building is 100% leased.

•	Completed a follow-on public offering of common stock, raising approximately $354.1 million in net proceeds.

Commenting on the second quarter results, BioMed Realty’s Chairman and Chief Executive Officer, Alan D. Gold, remarked, “Our exceptional leasing performance in the second quarter of 898,000 square feet pushed our leasing volume well ahead of our full year target. Our sustained leasing success continues to provide the catalyst that drives our operating and financial results, with robust year-over-year increases in revenues and cash flows for the second quarter. Our team’s core competencies in singularly focusing on serving the needs of and building valuable relationships with the life science industry are the foundation of our superior top-line and bottom-line results and enterprise growth, which was enhanced during the second quarter with the addition of the Wexford Science & Technology team and platform. Together, we leverage the strongest team in the industry and continue to acquire, develop and operate the industry’s highest quality portfolio, attracting and supporting top-tier tenants to drive our growth over the balance of 2013 and beyond.”

Portfolio Update

The company executed 20 leasing transactions in the quarter ended June 30, 2013, representing approximately 898,000 square feet, comprised of eight new leases totaling approximately 422,800 square feet and twelve lease renewals totaling approximately 475,300 square feet.

During the second quarter, the company completed its merger with Wexford Science & Technology, owner and developer of institutional quality life science real estate for academic and medical research organizations. The aggregate consideration for Wexford Science & Technology was approximately $669.1 million, which reflects the estimated initial consideration of $640 million adjusted for additional construction and development costs incurred from March 26, 2013, the date of the merger agreement, to the closing date of May 31, 2013, and the value of common stock and operating partnership units issued by BioMed Realty as consideration.

In addition, the company acquired 320 Charles Street in Cambridge, Massachusetts during the quarter for $49.5 million, excluding transaction costs, comprising approximately 99,500 square feet of laboratory and office space which was 100% leased to The Whitehead Institute for BioMedical Research. In connection with the acquisition, the company issued approximately 2.0 million operating partnership units to the seller, with the balance of the purchase price paid in cash.

Kent Griffin, President and Chief Operating Officer of BioMed Realty, noted, “We are very pleased that the merger with Wexford Science & Technology was completed ahead of schedule, largely a function of the common commitment and dedication of our combined teams. The expedited and seamless closing gives us a head start toward growing and maximizing the value of our combined operating portfolios and expanded development pipeline.”

Same property net operating income on a cash basis increased for the period by 2.5%, primarily as a result of sustained leasing success and contractual rent escalations, partially offset by a lease termination at the 180 and 200 Oyster Point properties in South San Francisco. The company received a $46.5 million termination payment from Elan Corporation in the second quarter of 2013 which is not reflected in these same-property operating results. Excluding these two properties, which were concurrently leased to Life Technologies, the same property net operating income on a cash basis increased by 4.9% for the second quarter of 2013 as compared to the same period a year-ago.

The total operating portfolio was approximately 90.8% leased on a weighted-average basis as of June 30, 2013. At June 30, 2013, the company’s total portfolio comprised approximately 16.3 million rentable square feet with an additional 4.3 million square feet of development potential.

Second Quarter 2013 Financial Results

Total revenues for the second quarter were approximately $159.6 million, compared to approximately $124.8 million for the same period in 2012, an increase of 27.9%. Total revenues include approximately $17.7 million associated with the previously-announced termination of a lease with Elan Corporation, for which the company received a termination fee of $46.5 million in the second quarter. Net of the related accelerated amortization of accrued straight-line rents and lease intangibles, the termination fee increased FFO by approximately $35.2 million, of which approximately $13.6 million ($0.07 per diluted share) was recognized in the second quarter. Rental revenues for the second quarter were approximately $108.1 million, compared to approximately $95.7 million for the same period in 2012, an increase of 13.0%, and the highest in the company’s history.

CFFO for the second quarter was $0.41 per diluted share, compared to $0.32 per diluted share for the same period in 2012. FFO per share, calculated in accordance with standards established by NAREIT, was $0.40 per diluted share for the quarter. AFFO for the quarter was $0.37 per diluted share, as compared to $0.33 per diluted share in the second quarter of 2012.

The company reported net income available to common stockholders for the quarter of approximately $14.8 million, or $0.08 per diluted share.

FFO, CFFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO, CFFO and AFFO and definitions of terms are included at the end of this release.

Financing Activity

During the second quarter, the company completed a follow-on public offering of 17,250,000 shares of common stock, which included the full exercise of the underwriters’ option to purchase additional shares, raising net proceeds of approximately $354.1 million. The company used the net proceeds of the offering to fund a portion of the purchase price of the merger with Wexford Science & Technology, to repay a portion of the outstanding indebtedness under its unsecured line of credit and for other general corporate and working capital purposes.

“In addition to the tremendous operating success in the second quarter, we stayed true to our proven, sound funding strategy of matching two long-term value creation opportunities – the merger with Wexford Science & Technology and the acquisition of 320 Charles – with long-term capital,” said Greg N. Lubushkin, Chief Financial Officer of BioMed Realty. “Both of these investments were substantially funded with common stock and operating partnership units, thereby ensuring that we remain properly capitalized in order to take full advantage of our fully integrated platform and position ourselves to capture future opportunities.”

Quarterly and Annual Distributions

BioMed Realty Trust’s board of directors previously declared a second quarter 2013 dividend of $0.235 per share of common stock, which is equivalent to an annualized dividend of $0.94 per common share.

Earnings Guidance

The company’s updated 2013 guidance for net income per diluted share, FFO per diluted share and CFFO per diluted share are set forth and reconciled below. Projected net income per diluted share, FFO per diluted share and CFFO per diluted share are based upon estimated, weighted-average diluted common shares outstanding of approximately 198.0 million.

2013
(Low - High)
Projected net income per diluted share available to common stockholders	$0.13 - $0.17
Add:
Real estate depreciation and amortization	$1.34
Noncontrolling interests in operating partnership	($0.01)
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	($0.03)
Projected FFO per diluted share	$1.43 - $1.47
Add:
Acquisition costs	$0.03
Projected CFFO per diluted share	$1.46 - $1.50

The company continues to target new investment opportunities, including acquisitions and new development projects; however, the company’s 2013 estimates do not reflect the impact of any future new investments as the impact of such investments may vary significantly based on the nature of these investments, timing and other factors.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, financings, acquisitions, development and redevelopment and the amount and timing of acquisitions, development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed Realty will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Wednesday, August 7, 2013 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling (800) 447-0521 (domestic) or (847) 413-3238 (international) with call ID number 35393753. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific Time on Wednesday, August 7, 2013 until midnight Pacific Time on Monday, August 12, 2013 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international) and using access code 35393753#.

About BioMed Realty

BioMed Realty delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 16.3 million rentable square feet (including the properties acquired in its recent merger with Wexford Science & Technology). The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, Maryland, San Diego and New York/New Jersey, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Investments in real estate, net	$5,131,507	$4,319,716
Investments in unconsolidated partnerships	32,250	32,367
Cash and cash equivalents	27,666	19,976
Accounts receivable, net	6,274	4,507
Accrued straight-line rents, net	163,287	152,096
Deferred leasing costs, net	213,567	172,363
Other assets	289,232	133,454

Total assets	$5,863,783	$4,834,479

LIABILITIES AND EQUITY
Mortgage notes payable, net	$821,582	$571,652
Exchangeable senior notes	180,000	180,000
Unsecured senior notes, net	894,622	894,177
Unsecured senior term loan	395,676	405,456
Unsecured line of credit	240,000	118,000
Accounts payable, accrued expenses and other liabilities	281,780	180,653

Total liabilities	2,813,660	2,349,938
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, no shares issued and outstanding at June 30, 2013; and 7,920,000 shares issued and outstanding at December 31, 2012, $198,000 liquidation preference ($25.00 per share)	—	191,469
Common stock, $.01 par value, 250,000,000 shares authorized, 191,948,111 shares issued and outstanding at June 30, 2013; and 200,000,000 shares authorized, 154,327,818 shares issued and outstanding at December 31, 2012 respectively	1,919	1,543
Additional paid-in capital	3,549,082	2,781,849
Accumulated other comprehensive loss, net	(43,094)	(54,725)
Dividends in excess of earnings	(504,921)	(443,280)

Total stockholders’ equity	3,002,986	2,476,856
Noncontrolling interests	47,137	7,685

Total equity	3,050,123	2,484,541

Total liabilities and equity	$5,863,783	$4,834,479

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Rental	$108,092	$95,708	$211,048	$187,183
Tenant recoveries	32,494	28,939	65,131	57,390
Other revenue	19,053	201	43,911	285

Total revenues	159,639	124,848	320,090	244,858

Expenses:
Rental operations	41,941	37,044	82,494	73,773
Depreciation and amortization	63,557	47,575	124,320	92,508
General and administrative	10,396	8,576	20,424	17,191
Acquisition-related expenses	2,120	12,245	4,357	12,879

Total expenses	118,014	105,440	231,595	196,351

Income from operations	41,625	19,408	88,495	48,507
Equity in net loss of unconsolidated partnerships	(267)	(317)	(585)	(671)
Interest expense, net	(26,119)	(23,825)	(52,021)	(46,044)
Other expense	(202)	(549)	(3,392)	(375)

Income / (loss) from continuing operations	15,037	(5,283)	32,497	1,417
Income / (loss) from discontinued operations	—	49	—	(4,370)

Net income / (loss)	15,037	(5,234)	32,497	(2,953)
Net (income) / loss attributable to noncontrolling interests	(234)	172	(379)	201

Net income / (loss) attributable to the Company	14,803	(5,062)	32,118	(2,752)
Preferred stock dividends	—	(3,651)	(2,393)	(7,301)
Cost on redemption of preferred stock	—	—	(6,531)	—

Net income / (loss) available to common stockholders	$14,803	$(8,713)	$23,194	$(10,053)

Income / (loss) from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.08	$(0.06)	$0.13	$(0.04)

Loss from discontinued operations per share available to common stockholders:
Basic and diluted earnings per share	$—	$—	$—	$(0.03)

Net income / (loss) per share available to common stockholders:
Basic and diluted earnings per share	$0.08	$(0.06)	$0.13	$(0.07)

Weighted-average common shares outstanding:
Basic	186,735,157	152,775,422	173,288,517	152,715,715

Diluted	190,151,166	152,775,422	176,508,215	152,715,715

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three and six months ended June 30, 2013 and 2012 was as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net income / (loss) available to the common stockholders	$14,803	$(8,713)	$23,194	$(10,053)
Adjustments:
Impairment loss	—	—	—	4,552
Noncontrolling interests in operating partnership	263	(166)	416	(192)
Depreciation and amortization – unconsolidated partnerships	367	323	736	645
Depreciation and amortization – consolidated entities	63,557	47,575	124,320	92,508
Depreciation and amortization – discontinued operations	—	—	—	92
Depreciation and amortization – allocable to noncontrolling interest of consolidated joint ventures	(164)	(27)	(194)	(55)

FFO available to common shares and units – basic	$78,826	$38,992	$148,472	$87,497
Interest expense on exchangeable senior notes	1,688	1,688	3,375	3,375

FFO available to common shares and units – diluted	$80,514	$40,680	$151,847	$90,872
Acquisition-related expenses	2,120	12,245	4,357	12,879

CFFO available to common shares and units – diluted	$82,634	$52,925	$156,204	$103,751

FFO per share – diluted	$0.40	$0.24	$0.81	$0.54

CFFO per share – diluted	$0.41	$0.32	$0.83	$0.62

Weighted-average common shares and units outstanding – diluted (1)	201,716,873	167,238,695	188,119,664	167,237,418

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three and six months ended June 30, 2013 and 2012 was as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
CFFO available to common shares and units – diluted	$82,634	52,925	$156,204	$103,751
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(12,599)	(1,716)	(22,394)	(6,345)
Leasing commissions	(1,985)	(1,335)	(3,565)	(2,754)
Non-cash revenue adjustments	(821)	(1,422)	2,422	(1,404)
Non-cash adjustment for securities	—	545	2,825	545
Non-cash debt adjustments	3,059	2,969	6,158	5,509
Non-cash equity compensation	3,067	2,887	6,078	5,576
Cost on redemption of preferred stock	—	—	6,531	—
Depreciation included in general and administrative expenses	565	455	1,046	897
Share of non-cash unconsolidated partnership adjustments	31	26	71	27

AFFO available to common shares and units	$73,951	55,334	$155,376	$105,802

AFFO per share – diluted	$0.37	0.33	$0.83	$0.63

Weighted-average common shares and units outstanding – diluted (1)	201,716,873	167,238,695	188,119,664	167,237,418

(1)	The three and six months ended June 30, 2013 include 10,259,496 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three and six months ended June 30, 2012 include 10,127,232 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three months ended June 30, 2013 and 2012 include 1,306,211 and 1,388,901 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The six months ended June 30, 2013 and 2012 include 1,351,953 and 1,437,928 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, core funds from operations, or CFFO, and adjusted funds from operations, or AFFO, available to common shares and partnership and LTIP units because we consider them important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO, CFFO and AFFO when reporting their results.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, impairment charges on depreciable real estate, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate CFFO by adding acquisition-related expenses to FFO. We calculate AFFO by subtracting from CFFO: (a) non-cash revenues and expenses, (b) recurring capital expenditures and second generation tenant improvements, and (c) leasing commissions.

Our computation of FFO, CFFO and AFFO may differ from the methodology for calculating FFO, CFFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO, CFFO and AFFO do not represent cash flow available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO, CFFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO, CFFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.